                                               Exhibit 11


                 THE STANLEY WORKS AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
                 (dollars and shares in thousands
                 except per share amounts)

                                       SECOND QUARTER ENDED  SIX MONTHS ENDED
                                        JULY 2    JULY 3     JULY 2   JULY 3
                                         1994      1993        1994     1993
 Earnings per common share:
  Weighted average shares outstanding   44,829    44,971      44,798   45,152
                                        ======    ======      ======   ======
 Earnings before cumulative effect of
    accounting change                  $33,737   $26,987     $59,330  $50,028
 Cumulative effect of accounting change
     for Postemployment Benefits                                       (8,489)
                                       -------   -------     -------  -------
  Net earnings                         $33,737   $26,987     $59,330  $41,539
                                       =======   =======     =======  =======
  Per share amounts:
 Before cumulative effect of
    accounting change                    $0.75     $0.60       $1.32    $1.11
 Cumulative effect of accounting change
     for Postemployment Benefits                                        (0.19)
                                        ------    ------      ------   ------
  Net earnings                           $0.75     $0.60       $1.32    $0.92
                                        ======    ======      ======   ======
PRIMARY:
  Weighted average shares outstanding   44,829    44,971      44,798   45,152
  Dilutive common stock equivalents -
   based on the treasury stock method
   using average market price              538       814         592      773
                                        ------    ------      ------   ------
                                        45,367    45,785      45,390   45,925
                                        ======    ======      ======   ======
 Per share amounts:
 Before cumulative effect of
    accounting change for                $0.74     $0.59       $1.31    $1.09
 Cumulative effect of accounting change
     for Postemployment Benefits                                        (0.19)
                                        ------    ------      ------   ------
 Net earnings                            $0.74     $0.59       $1.31    $0.90
                                        ======    ======      ======   ======
 FULLY DILUTED:
  Weighted average shares outstanding   44,829    44,971      44,798   45,152
  Dilutive common stock equivalents -
   based on the treasury stock method
   using the quarter end market price
   if higher than average market price     554       814         600      811
                                        ------    ------      ------   ------
                                        45,383    45,785      45,398   45,963
                                        ======    ======      ======   ======
 Per share amounts:
 Before cumulative effect of
    accounting change                    $0.74     $0.59       $1.31     1.09
 Cumulative effect of accounting change
     for Postemployment Benefits                                        (0.19)
                                        ------    ------      ------   ------
  Net earnings                           $0.74     $0.59       $1.31    $0.90
                                        ======    ======      ======   ======

[FN]
 Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.